EIGHTH AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS EIGHTH AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT (this "**Amendment**") is effective as of this 24th day of July, 2025, by and among (i) **WELLGISTICS HEALTH, INC.**, a Delaware corporation f/k/a Danam Health, Inc. ("**Buyer**"); (ii) **WELLGISTICS LLC**, a Florida limited liability company (the "**Company**") (iii) **STRATEGIX GLOBAL LLC**, a Utah limited liability company ("**Strategix**"), **NOMAD CAPITAL LLC**, a Utah limited liability company ("**Nomad**"), **JOUSKA HOLDINGS LLC**, a Delaware limited liability company ("**Jouska**"; together with Strategix and Nomad, collectively, "**Sellers**" and, each a "**Seller**"); (iv) the Persons identified as Seller Owners listed on Annex II hereto (collectively, the "**Seller Owners**" and, each, a "**Seller Owner**"; Seller Owners, together with the Sellers, shall be referred to as the "**Seller Parties**" and, each, a "**Seller Party**"); and (v) **BRIAN NORTON**, a resident of the State of Montana, in his capacity as Seller Representative ("**Seller Representative**"; together with Buyers, Sellers, and Seller Owners, collectively, the "**Parties**" and, each, a "**Party**").

RECITALS

A. The Parties are parties to that certain Membership Interest Purchase Agreement dated as of May 11, 2023 (the "**Original Purchase Agreement**" and together with the amendments listed below and this Amendment, the "**Purchase Agreement**"), concerning the acquisition of the membership interests of the Company by Buyer, as more particularly described in the Original Purchase Agreement;

B. The Parties amended the Original Purchase Agreement pursuant to a certain First Amendment dated August 4, 2023, a certain Second Amendment dated December 26, 2023, a certain Third Amendment dated March 22, 2024; a certain Fourth Amendment dated August 23, 2024; a certain Fifth Amendment dated November 4, 2024; a certain Sixth Amendment dated March 6, 2025; and a certain Seventh Amendment dated April 14, 2025; and

C. The Parties desire to further amend the Purchase Agreement as provided in this Amendment.

AMENDMENT

NOW THEREFORE, in consideration of the foregoing recitals, the mutual covenants and obligations contained in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. <u>Incorporation of Recitals.</u> The recitals set forth above are incorporated herein and made a part of this Amendment to the same extent as if set forth herein.

2. <u>Payment Due to Sellers</u>. The Parties acknowledge and agree that, as of the date hereof, the following payments are due and owing to Sellers:
   a. The remaining Closing Payment of $9,639,259.97, payable pro rata to the Sellers. Pursuant to the Seventh Amendment, $1,500,000 of the pro rata portion payable to Strategix shall be paid via the issuance of 333,333 shares of Buyer common stock, leaving the remaining cash payment of $8,139,259.97;
   b. Issuance of the Promissory Notes, in an aggregate principal amount of $15,000,000.00; and
   c. Fee Reimbursement in the amount of $12,000.

3. <u>Conversion of Closing Payment</u>. As of the date hereof, the Parties hereby agree that the remaining payments due to Sellers shall be adjusted and paid as follows:
   a. The aggregate principal amount of the Promissory Notes shall be increased to $17,500,000, payable pro rata to each seller. $5,000,000 principal shall be payable on the first and second anniversaries of the effective date of the Promissory Notes, and $7,500,000 principal shall be payable on the third anniversary of the effective date of the Promissory Notes. The Promissory Notes shall be issued by Buyer to the Sellers within five (5) business days of Buyer's receipt of a schedule setting forth each Seller's pro rata portion of the principal amount.

b. The remaining cash Closing Payment of $8,139,259.97 shall be converted into shares of common stock of Buyer (the "Conversion Shares") at the Conversion Price. "Conversion Price" shall mean $1.07 per share. The Conversion Shares shall be issued within five (5) business days of the date hereof.

c. 333,333 shares of Buyer common stock shall be issued to Strategix within five (5) business days of the date hereof on the terms set forth in the Seventh Amendment.

d. Buyer shall pay the Fee Reimbursement to an account directed by Seller Representative within five (5) business days of the date hereof.

4. Board Observer. For so long as any principal on the Promissory Notes remains due and owing, Seller Representative or another person designated by the Sellers shall hold a board observer seat and be invited to participate in all meetings of Buyer's board of directors.

5. Multiple Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile, .pdf or other electronic means shall be effective as delivery of a manually executed counterpart to the Amendment.

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IN WITNESS WHEREOF, the Parties have executed this Eighth Amendment to Membership Interest Purchase Amendment on the date first above written.

BUYER:

WELLGISTICS HEALTH, INC.

Signed by:
By: Mark DiSiena
A76047A90C304C8...
Name: Mark DiSiena
Title: Chief Financial Officer

COMPANY:

WELLGISTICS LLC

Signed by:
By: ______________________
C4AC2409227F47C...
Name: Jason Lang
Title: President

SELLER REPRESENTATIVE

Signed by:
____
8E515AE9DB61465...
Brian Norton